Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of CeriBell, Inc. of our report dated June 24, 2024, except for the effects of the reverse stock split discussed in Note 2 to the financial statements, as to which the date is October 7, 2024, relating to the financial statements of CeriBell, Inc., which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
San Jose, California
October 7, 2024